Exhibit 10.5
AMENDMENT ONE
EMPLOYMENT AGREEMENT
          THIS AMENDMENT ONE TO THE EMPLOYMENT AGREEMENT (“Amendment One”), is entered into and effective as of January _, 2006 (the “Effective Date”), by and between VALOR COMMUNICATIONS GROUP, INC., a Delaware corporation (the “Company”), and Grant Raney (the “Employee”).
W I T N E S S E T H:
     WHEREAS, the Company and the Employee entered into a Employment Agreement dated February 14, 2005; and,
     WHEREAS, on December 8, 2005, the Company, Alltel Corporation and Alltel Holding Corp. entered into an Agreement and Plan of Merger (“Transaction”); and,
          WHEREAS, the Company and the Employee desire to amend certain provisions of the Employment Agreement in anticipation of the closing of the Transaction.
     NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the Company and the Employee hereby covenant and agree to amend the Employment Agreement as follows:
     1. Amend section 4(b)(ii)(C) to delete “on January 1, 2007,” and replace it with “upon the earlier of the close of the Transaction or January 1, 2007”.
     2. Amend section 7(a) to delete the definition of “Good Reason” in its entirety, and replace it with the following:
As used herein, the term “Good Reason” means (i) any material breach by the Company or any of its affiliates of their obligations under the Employment Agreement, (ii) any substantial diminution of the Participant’s scope of responsibilities as an officer of the Company, as set forth in the Employment Agreement and the Company’s Certificate of Incorporation and Bylaws, diminution of title or reduction in compensation, in each case, which continues unremedied for a period of fifteen (15) days after written notice thereof to the Company, or (iii) upon demand by the Company that the Participant relocate from his current principal office location to a location more than 50 miles from such current principal office location.

     3. Amend section 7(b)(i) to delete “eighteen (18)” and replace it with “twenty-four (24)”.
     4. Amend section 7(b)(i) to delete “with respect to such fiscal year if the Company’s plan for such fiscal year is achieved, a pro rata portion of any Annual Bonus payable with respect to such fiscal year corresponding to the portion of such fiscal year during which the Employee was employed by the Company (such pro rata Annual Bonus to be payable within thirty days after the close of such fiscal year),” and replace it with the following:
two-times target Annual Bonus payment prescribed in section 4(b) of the Employment Agreement, less any pro-rata 2006 Annual Bonus payment received upon close of the Transaction. Such amount is payable in a lump sum upon termination of employment and close of the Transaction.
     5. Amend section 7(b)(ii) to delete “eighteen (18)” and replace it with “twenty-four (24)”.
     6. All other terms and conditions of the Employment Agreement shall remain in full force and effect.
          IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Amendment One to the Employment Agreement as of the day and year first above written.

VALOR COMMUNICATIONS GROUP, INC.

By:	/s/ John J. Mueller

Name: John J. Mueller
Title: President and Chief Executive Officer

/s/ Grant Raney

Employee